Filed Pursuant to Rule 424(b)(3)
Registration No. 333-198918

Prospectus Supplement No. 2

(to Prospectus dated October 14, 2014)

6,800,000 SHARES

CURRENCYSHARES® CHINESE RENMINBI TRUST

This Prospectus Supplement No. 2 amends and supplements our prospectus dated October 14, 2014 (“Prospectus”) and Prospectus Supplement No. 1 dated March 13, 2015, and should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 1.

Under “The Offering” on page 3 of the Prospectus, the fifth and sixth sentences under “Interest on deposits” are hereby replaced with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero or below zero. This change would be dependent upon changes in market conditions or the Depository’s liquidity needs.

Under “Risk Factors” on page 9 of the Prospectus, the third and fourth sentences under “The interest rate paid by the Depository, if any, may not be the best rate available. If the Sponsor determines that the interest rate is inadequate, then its sole recourse is to remove the Depository and terminate the Deposit Accounts” are hereby replaced with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, or below zero, based upon changes in market conditions or the Depository’s liquidity needs.

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is March 20, 2015